UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934 (Amendment No. 1)*

AUGUSTA GOLD CORP.

(Name of Issuer)

Common Stock, $0.0001 Par Value

(Title of Class of Securities)

051276103

(CUSIP Number)

March 29, 2023

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.	051276103

1	Names of Reporting Persons

Waterton Global Resource Management, Inc.

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

Ontario, Canada

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

IA

CUSIP No.	051276103

1	Names of Reporting Persons

Waterton Global Resource Management Cayman Corp.

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

Cayman Islands

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

CO

CUSIP No.	051276103

1	Names of Reporting Persons

Waterton Global Resource Management, LP

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

Cayman Islands

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

PN

CUSIP No.	051276103

1	Names of Reporting Persons

Waterton Precious Metals Fund II Cayman, LP

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

Cayman Islands

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

PN

CUSIP No.	051276103

1	Names of Reporting Persons

Waterton Nevada Splitter, LLC

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

Nevada

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

OO

CUSIP No.	051276103

1	Names of Reporting Persons

Isser Elishis

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

United States

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

IN

CUSIP No.	051276103

1	Names of Reporting Persons

Richard J. Wells

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

Canada

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

IN

CUSIP No.	051276103

1	Names of Reporting Persons

Cheryl Brandon

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

Canada

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

IN

CUSIP No.	051276103

1	Names of Reporting Persons

Kanwaljit Toor

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

Canada

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

IN

CUSIP No.	051276103

1	Names of Reporting Persons

Kalman Schoor

2	Check the appropriate box if a member of a Group (see instructions)

(a) ☐
(b) ☐

3	Sec Use Only

4	Citizenship or Place of Organization

United States

	5	Sole Voting Power

Number of	6	Shared Voting Power
Shares
Beneficially		3,362,000
Owned by Each
Reporting Person	7	Sole Dispositive Power
With:

	8	Shared Dispositive Power

		3,362,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,362,000

10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

☐

11	Percent of class represented by amount in row (9)

4.24%

12	Type of Reporting Person (See Instructions)

IN

Item 1.

(a)	Name of Issuer:

Augusta Gold Corp.

(b)	Address of Issuer’s Principal Executive Offices:

Suite 555 – 999 Canada Place,
Vancouver, BC, Canada

Item 2.

(a)	Name of Person Filing:

Waterton Global Resource Management, Inc.
Waterton Global Resource Management Cayman Corp.
Waterton Global Resource Management, LP
Waterton Precious Metals Fund II Cayman, LP
Waterton Nevada Splitter, LLC
Isser Elishis
Richard J. Wells
Cheryl Brandon
Kanwaljit Toor
Kalman Schoor

(b)	Address of Principal Business Office or, if None, Residence:

Commerce Court West
199 Bay Street, Suite 5050
Toronto ON, M5L 1E2

(c)	Citizenship:

	Waterton Global Resource Management, Inc.	Ontario, Canada
	Waterton Global Resource Management Cayman Corp.	Cayman Islands
	Waterton Global Resource Management, LP	Cayman Islands
	Waterton Precious Metals Fund II Cayman, LP	Cayman Islands
	Waterton Nevada Splitter, LLC	Nevada
	Isser Elishis	United States
	Richard J. Wells	Canada
	Cheryl Brandon	Canada
	Kanwaljit Toor	Canada
	Kalman Schoor	United States

(d)	Title and Class of Securities:

Common Stock

(e)	CUSIP No.:

051276103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 8.	Identification and classification of members of the group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below each of the undersigned certifies that, to the best of such undersigned’s knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 6, 2023

Waterton Global Resource Management, Inc.

/s/ Richard J. Wells
Name:	Richard J. Wells
Title:	Chief Financial Officer

Waterton Global Resource Management Cayman Corp.

/s/ Richard J. Wells
Name:	Richard J. Wells
Title:	Chief Financial Officer

Waterton Global Resource Management, LP, its general partner

By: Waterton Global Resource Management Cayman Corp., its general partner

/s/ Richard J. Wells
Name:	Richard J. Wells
Title:	Chief Financial Officer

Waterton Precious Metals Fund II Cayman, LP

By: Waterton Global Resource Management, LP, its general partner

By: Waterton Global Resource Management Cayman Corp., its general partner

/s/ Richard J. Wells
Name:	Richard J. Wells
Title:	Chief Financial Officer

Waterton Nevada Splitter, LLC

/s/ Isser Elishis
Name:	Isser Elishis
Title:	Manager

/s/ Isser Elishis
Isser Elishis

/s/ Richard J. Wells
Richard J. Wells

/s/ Cheryl Brandon
Cheryl Brandon

/s/ Kanwaljit Toor
Kanwaljit Toor

/s/ Kalman Schoor
Kalman Schoor

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Augusta Gold Corp. that may be deemed beneficially owned by the undersigned, and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement on April 6, 2023.

Waterton Global Resource Management, Inc.

/s/ Richard J. Wells
Name:	Richard J. Wells
Title:	Chief Financial Officer

Waterton Global Resource Management Cayman Corp.

/s/ Richard J. Wells
Name:	Richard J. Wells
Title:	Chief Financial Officer

Waterton Global Resource Management, LP, its general partner

By: Waterton Global Resource Management Cayman Corp., its general partner

/s/ Richard J. Wells
Name:	Richard J. Wells
Title:	Chief Financial Officer

Waterton Precious Metals Fund II Cayman, LP

By: Waterton Global Resource Management, LP, its general partner

By: Waterton Global Resource Management Cayman Corp., its general partner

/s/ Richard J. Wells
Name:	Richard J. Wells
Title:	Chief Financial Officer

Waterton Nevada Splitter, LLC

/s/ Isser Elishis
Name:	Isser Elishis
Title:	Manager

/s/ Isser Elishis
Isser Elishis

/s/ Richard J. Wells
Richard J. Wells

/s/ Cheryl Brandon
Cheryl Brandon

/s/ Kanwaljit Toor
Kanwaljit Toor

/s/ Kalman Schoor
Kalman Schoor

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